Exhibit 99.1

NEWS

Omega Protein Reports 2009 Results

HOUSTON, March 10, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net loss of $6.2 million ($0.33 per share) for the fiscal year ended December 31, 2009, compared with net income of $12.6 million ($0.69 per share) for the year ended December 31, 2008.

Revenues for the year ended December 31, 2009 were $164.9 million compared with revenues of $177.4 million for the year ended December 31, 2008. Omega Protein recorded operating loss of $4.3 million for the year ended December 31, 2009, versus operating income of $23.5 million for the year ended December 31, 2008.

For the fourth quarter ended December 31, 2009, the Company recognized revenues of $43.0 million, compared with $39.7 million in revenues for the fourth quarter ended December 31, 2008. Omega Protein recorded operating loss of $2.4 million for the 2009 fourth quarter, versus operating income of $2.5 million for the 2008 fourth quarter. The Company had net loss of $2.2 million ($0.11 per share) for the fourth quarter ended December 31, 2009, compared with net income of $0.8 million ($0.04 per share) for the fourth quarter ended December 31, 2008.

The Company’s 2009 gross profit results, in comparison to 2008, primarily reflect decreased fish oil sales pricing of 35% in 2009 partially due to a substantial reduction in demand from the Chilean aquaculture industry. The decrease in fish oil sales pricing coincides with significant price decreases in other commodity markets from 2008 to 2009. The decrease in fish oil sales pricing also contributed to the decrease in revenue from 2008 to 2009, but was partially offset by a 9% increase in total quantities of product sold.

During 2009, the Company repaid $30.6 million of debt outstanding under a prior credit facility, representing all of the Company’s non-Fisheries Finance Program bank debt, and obtained a new credit facility with Wells Fargo Bank, N.A. The new facility consists of a 3-year revolving credit facility of up to $35 million, including a $7.5 million sub-limit for the issuance of standby letters of credit. The new loan facility is secured by substantially all of the Company’s assets except for those already pledged in connection with existing federal Fisheries Finance Program loans. At December 31, 2009, the Company had no amounts outstanding under the new credit facility.

During 2009, the Company received a federal hurricane assistance grant of $2.7 million from the State of Mississippi, net of fees, related to the impact of Hurricane Katrina, which occurred during 2005. Additionally, the Company incurred $1.4 million of interest expense related to interest rate swaps which became ineffective during the period as a result of debt repayments related to the refinancing of the Company’s credit facility and $0.4 million related to the loss resulting from debt refinancing. Excluding these items from the results of operations, net loss for the year ended December 31, 2009 would have been approximately $6.8 million ($0.36 a share).

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand and pricing for its products proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; and (5) the impact of the uncertain economic conditions, both in the United States and globally. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Revenues	$43,013	$39,668	$164,861	$177,412
Cost of sales	41,409	31,411	156,676	134,387

Gross profit	1,604	8,257	8,185	43,025
Selling, general and administrative expense	3,037	4,436	12,591	16,310
Research and development expense	397	477	1,444	1,757
(Insurance recoveries and other proceeds) losses relating to natural disaster and other, net	602	807	(1,564)	1,415

Operating (loss) income	(2,432)	2,537	(4,286)	23,543
Interest income (expense), net	(455)	(903)	(4,333)	(3,779)
Loss resulting from debt refinancing	(385)	—	(385)	—
Other income (expense), net	(168)	(94)	(464)	(111)

(Loss) income before income taxes	(3,440)	1,540	(9,468)	19,653
(Benefit) provision for income taxes	(1,255)	700	(3,270)	7,077

Net (loss) income	$(2,185)	$840	$(6,198)	$12,576

Basic (loss) earnings per share	$(0.12)	$0.04	$(0.33)	$0.69

Weighted average common shares outstanding	18,724	18,710	18,715	18,298

Diluted (loss) earnings per share	$(0.12)	$0.04	$(0.33)	$0.68

Weighted average common shares and potential common share equivalents outstanding	18,724	18,766	18,715	18,581

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2009	December 31, 2008
	(in thousands, except per share amounts)
ASSETS
Current assets	$83,889	$123,665
Property and equipment, net	110,625	106,181
Other assets	3,530	2,735

Total assets	$198,044	$232,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$22,093	$26,853
Long-term debt, less current maturities	23,540	51,312
Capital lease obligation, net of current portion	1,265	1,634
Deferred tax liability, net of current portion	4,540	3,005
Pension liabilities, net and other	9,580	10,220
Stockholders’ equity	137,026	139,557

Total liabilities and stockholders’ equity	$198,044	$232,581

Book value per share outstanding	$7.32	$7.46

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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